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                                                                     EXHIBIT 5.1

                                January 17, 2001

Board of Directors
Interlink Electronics, Inc.
546 Flynn Road
Camarillo, CA 93102

         We have acted as counsel for Interlink Electronics, Inc. (the "Company") in connection with the filing of the Registration Statement on Form S-8 (File No. 333-_____) under the Securities Act of 1933, as amended, covering 2,250,000 shares of common stock, $0.00001 par value (the "Shares"), of the Company issuable in connection with the Company's 1996 Stock Incentive Plan, as amended (the "Plan"). We have reviewed the corporate actions of the Company in connection with this matter and have examined those documents, corporate records, and other instruments we deemed necessary for the purposes of this opinion.

         Based on the foregoing, it is our opinion that:

         1. The Company is a corporation duly organized and validly existing under the laws of the State of Delaware; and

         2. The Shares have been duly authorized and, when issued pursuant to the Plan and in accordance with resolutions adopted by the Board of Directors of the Company, will be legally issued, fully paid, and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                     Very truly yours,



                                                     STOEL RIVES LLP


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